General Cable Corporation and Subsidiaries Consolidated Statements of Operations (in millions, except per share data) (unaudited)

	Three Fiscal Months Ended		Nine Fiscal Months Ended
	September 28, 2007	September 29, 2006	September 28, 2007	September 29, 2006
Net sales	$1,135.3	$948.4	$3,317.0	$2,739.8
Cost of sales	971.8	826.4	2,820.6	2,390.7
Gross profit	163.5	122.0	496.4	349.1

Selling, general and administrative expenses	71.2	56.2	210.0	170.7
Operating income	92.3	65.8	286.4	178.4
Other income (expense)	(1.3)	(0.3)	(2.8)	0.7
Interest income (expense):
Interest expense	(10.2)	(8.3)	(29.7)	(30.7)
Interest income	5.1	0.7	12.0	1.9
Loss on extinguishment of debt	0.0	0.0	(25.1)	0.0
	(5.1)	(7.6)	(42.8)	(28.8)

Income before income taxes	85.9	57.9	240.8	150.3
Income tax provision	(24.7)	(20.8)	(78.8)	(50.3)
Net income	61.2	37.1	162.0	100.0
Less: preferred stock dividends	(0.1)	(0.1)	(0.3)	(0.3)
Net income applicable to common shareholders	$61.1	$37.0	$161.7	$99.7
Earnings per share
Earnings per common share - basic	$1.19	$0.74	$3.16	$2.00
Weighted average common shares - basic	51.3	50.3	51.1	49.8

Earnings per common share--assuming dilution	$1.11	$0.71	$2.99	$1.93

Weighted average common shares--assuming dilution	55.0	52.6	54.2	51.9

GENERAL CABLE CORPORATION AND SUBSIDIARIES Consolidated Balance Sheets (in millions, except share data)

ASSETS	September 28, 2007	December 31, 2006
	(unaudited)
Current Assets:
Cash and cash equivalents	$479.6	$310.5
Receivables, net of allowances of $16.7 million at September 28, 2007 and $10.0 million at December 31, 2006	952.6	723.7
Inventories	641.1	563.1
Deferred income taxes	111.3	104.1
Prepaid expenses and other	56.9	32.9
Total current assets	2,241.5	1,734.3
Property, plant and equipment, net	484.6	416.7
Deferred income taxes	34.2	28.8
Other non-current assets	43.9	38.9
Total assets	$2,804.2	$2,218.7
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$785.8	$655.4
Accrued liabilities	394.8	284.3
Current portion of long-term debt	97.4	55.5
Total current liabilities	1,278.0	995.2
Long-term debt	724.1	685.1
Deferred income taxes	13.0	13.2
Other liabilities	164.3	90.8
Total liabilities	2,179.4	1,784.3
Shareholders’ Equity:
Redeemable convertible preferred stock, at redemption value
(liquidation preference of $50.00 per share)
September 28, 2007 - 101,940 outstanding shares
December 31, 2006 - 101,949 outstanding shares	5.1	5.1
Common stock, $0.01 par value, issued and outstanding shares:
September 28, 2007 - 52,334,098 (net of 5,124,278 treasury shares)
December 31, 2006 - 52,002,052 (net of 4,999,035 treasury shares)	0.6	0.6
Additional paid-in capital	265.3	245.5
Treasury stock	(60.2)	-53.0
Retained earnings	381.8	238.8
Accumulated other comprehensive income (loss)	32.2	-2.6
Total shareholders' equity	624.8	434.4
Total liabilities and shareholders' equity	$2,804.2	$2,218.7